Exhibit 7
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     Excerpt of the Articles  Association  of Tamarix  Investors LDC relating to
Centaurus's authority to vote and dispose of the Tamarix Shares:

                                   MANAGEMENT

46. There shall not be a board of directors and, except as otherwise provided in these Articles or in nonwaivable provisions of applicable law, (i) the powers of [Tamarix] shall be exercised exclusively by or under the exclusive authority of, and the business and affairs of [Tamarix] shall be managed under the exclusive direction and control of, [Centaurus], and (ii) [Centaurus] may make all decisions and take all actions at the expense of, for and on behalf of, and in the name of [Tamarix] including, without limitation, the following:

     (a) entering into, making and performing contracts, agreements and other undertakings binding [Tamarix] (including agreements to buy, manage, sell, lease, mortgage, pledge or otherwise acquire or dispose of all or any portion of the securities of [the Issuer] which [Tamarix] was formed to acquire or any other [Tamarix] property, to borrow and to pledge all or a portion of [the Issuer's] securities or other [Tamarix] property to secure payment of such borrowing, and to margin such [Issuer] securities or other [Tamarix] property) that may be necessary, appropriate, or advisable in furtherance of the purposes of [Tamarix] and making all decisions and waivers thereunder;

     (b) taking whatever actions it may deem necessary, appropriate or advisable with respect to the shares of common stock of [the Issuer] which [Tamarix] will acquire, including determining to purchase additional [Issuer] shares, to sell [Issuer] shares, to exercise [Issuer] stock warrants, to vote as a[n] [Issuer] shareholder and to nominate Directors of [the Issuer][.]